UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2010

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

888) 887-4449
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

Private Placement

On June 3, 2010 the Company completed a private placement sale of 15,901,200 shares of its common stock with a group of accredited investors for $1.50 per share for gross proceeds of $23,851,800.   The purchasers also received an immediately exercisable five year warrant to purchase an additional share of common stock for $1.50 for each share of common stock purchased.  We entered into a registration rights agreement with the purchasers which requires us to register for resale the common stock and the shares of common stock issuable upon exercise of the warrants.  In connection with the private placement, our officers and directors entered into lock-up agreements pursuant to which they agreed not to sell any of our common stock or securities exchangeable or convertible into common stock beneficially owned by them until January 1, 2011.

Copies of the forms of securities purchase agreement, warrant, registration rights agreement and lock-up agreement are included as Exhibits 10.1, 4.1, 10.2 and 10.3 hereto and the description herein is qualified in its entirety by reference to such exhibits.

T.R. Winston & Company LLC acted as placement agent for the private placement and received compensation equal to 8% of the gross proceeds from the sale (not including the shares purchased by T.R. Winston described below) and an immediately exercisable five year warrant to purchase 2,355,733 shares of common stock for $1.50 per share.   In addition, T.R. Winston will also receive 8% of the proceeds paid to us upon exercise of the warrants issued to the purchasers in the private placement.  T.R. Winston also purchased 1,177,867 of the shares and received warrants to purchase 1,177,867 shares of common stock from its fees in connection with the private placement.

Hexagon Investments Agreement

In connection with the acquisition and private placement described in this Report on Form 8-K, we also entered into an agreement with Hexagon Investments, LLC to modify our two credit agreements with Hexagon.  The maturity date of each credit agreement was changed from December 1, 2010 to December 1, 2011 and the requirement to complete a private equity sale by October 29, 2010 sufficient to repay the loans in full was eliminated.  We issued Hexagon a five year warrant to purchase 1,000,000 shares of our common stock at $1.50 per share in connection with the amendments and agreed that if the loans are not repaid in full on or before January 1, 2011 we will issue Hexagon a second five year warrant to purchase 1,000,000 shares of our common stock at $1.50 per share.

Copies of the letter agreement with Hexagon Investments and the warrant issued to Hexagon Investments are included as Exhibits 10.4 and 4.2 hereto and the description herein is qualified in its entirety by reference to such exhibits.

Edward Mike Davis Agreement

Also in connection with the acquisition and financing described in this Report on Form 8-K, Edward Mike Davis, L.L.C. agreed to extend the date by which we must commence drilling on a portion of the properties purchased from Davis in March, 2010 from October 1, 2010 to April 1, 2011.

Item 2.01         Completion of Acquisition or Disposition of Assets.

On June 3, 2010 the Company closed on the previously disclosed purchase from Edward Mike Davis, L.L.C. and Spottie, Inc. of certain oil and gas interests in approximately 60,000 acres located in Banner and Kimball Counties, Nebraska and Laramie and Goshen Counties, Wyoming. The final purchase price was $20,000,000 cash and  2,000,000 shares of the Company's common stock.

Item 3.02         Unregister Sale of Equity Securities

Issuance of the shares and warrants described above was not registered under the Securities Act of 1933.  The issuance of these shares was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder.  These securities qualified for exemption since the issuance securities by us did not involve a public offering and the purchasers are all accredited investors as defined in Regulation D. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. In addition, these shareholders have the necessary investment intent as required by Section 4(2) since each agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
4.1	Form of Warrant issued in Private Placement

4.2	Warrant issued to Hexagon Investments, LLC

10.1	Form of Securities Purchase Agreement

10.2	Form of Registration Rights Agreement

10.3	Form of Lockup Agreement

10.4	Letter Agreement with Hexagon Investments, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: June 4, 2010	By:	/s/ Jeffrey A. Beunier
Jeffrey A. Beunier
Chief Financial Officer